UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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(Name of Registrant as Specified In Its Charter)

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

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PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

3151 South Seventeenth Street

Wilmington, North Carolina 28412

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 18, 2005

TO THE SHAREHOLDERS OF

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

The 2005 annual meeting of shareholders of Pharmaceutical Product Development, Inc. will be held at the Louise Wells Cameron Art Museum located at 3201 South Seventeenth Street, Wilmington, North Carolina, on Wednesday, May 18, 2005, at 10:00 a.m., for the following purposes:

1.	To elect a board of nine directors; and

2.	To act upon such other matters as may properly come before the meeting or any adjournment thereof.

These matters are more fully described in the proxy statement accompanying this notice.

The Board of Directors has fixed the close of business on March 21, 2005 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. All of these shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You can vote in person at the meeting, even if you returned a proxy.

Our proxy statement, proxy and Annual Report to Shareholders for the year ended December 31, 2004 are enclosed with this notice.

Important – Your proxy is enclosed.

Whether or not you plan to attend the annual meeting, please mark, sign, date and promptly return your proxy in the enclosed envelope. No postage is required for mailing in the United States.

Wilmington, North Carolina

Dated: April 4, 2005

By Order of the Board of Directors

/s/ B. Judd Hartman
By:	B. Judd Hartman
Secretary

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

3151 South Seventeenth Street

Wilmington, North Carolina 28412

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 18, 2005

Your vote is important. Therefore, the Board of Directors is requesting that you allow your common stock to be represented at the annual meeting by the proxies named in the proxy card enclosed with this proxy statement. This proxy statement has been prepared by the management of Pharmaceutical Product Development, Inc. “We”, “our”, “PPDI” and the “Company” each refers to Pharmaceutical Product Development, Inc. We will begin sending this proxy statement to our shareholders on or about April 4, 2005.

GENERAL INFORMATION ABOUT VOTING

Who Can Vote

You are entitled to vote your common stock if you held shares as of the close of business on March 21, 2005. At the close of business on March 21, 2005, a total of 56,802,170 shares of common stock were outstanding and entitled to vote. Each share of common stock has one vote.

Voting by Proxies

If your common stock is held by a broker, bank or other nominee, they should send you instructions that you must follow in order to have your shares voted. If you hold shares in your own name, you may vote by signing, dating and mailing the proxy card in the postage paid envelope which we have provided to you. The proxies will vote your shares in accordance with your instructions. Of course, you can always come to the meeting and vote your shares in person. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors. We are not aware of any other matters to be presented except for those described in this proxy statement. If any matters not described in the proxy statement are presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxies may vote your common stock on the new meeting date as well, unless you revoke your proxy instructions before then.

Revoking your Proxy Instructions

You may revoke your proxy. To do so, you must either (1) advise our corporate Secretary, B. Judd Hartman, in writing before the meeting, (2) deliver later proxy instructions before the meeting, or (3) attend the meeting and vote in person.

Counting Votes

The annual meeting will be held if a majority of the outstanding common stock entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters introduced to the meeting. Broker non-votes also count for quorum purposes. If you hold your common stock through a broker, bank or other nominee, generally the nominee may only vote the common stock that it holds for you in accordance with your instructions. However, if the nominee has not received your instructions before the meeting, the nominee may vote on matters that are determined to be routine by the

Nasdaq National Market. If a nominee cannot vote on a particular matter because it is not routine, there will be a “broker non-vote” on that matter. We do not count broker non-votes as votes for or against any proposal. We do count abstentions as votes against a proposal. Although there is no definitive statutory or case law in North Carolina regarding broker non-votes and abstentions, we believe that our intended treatment of them is appropriate. An independent inspector of election will count all votes cast at the meeting and report the results thereof on each matter presented at the meeting.

Cost of this Proxy Solicitation

We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our employees might solicit proxies personally and by telephone. None of these employees will receive any additional compensation for this. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their principals and obtaining their proxies.

Attending the Annual Meeting

If you are a holder of record and plan to attend the annual meeting, please bring your proxy or a photo identification to confirm your identity. If you are a beneficial owner of common stock held by a bank or broker, i.e., in “street name”, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote in person your common stock held in street name, you must get a proxy in your name from the registered holder.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Our bylaws currently provide that the number of directors constituting the Board of Directors shall be not less than eight nor more than twelve. The Board of Directors may establish the number of directors within this range, and the number of director seats is currently fixed at nine. There are nine directors presently serving on our Board and nine directors will be elected at this annual meeting.

Vote Required

Directors are elected by a plurality of the votes cast at the annual meeting. This means that the nine nominees receiving the highest number of votes will be elected.

Voting by the Proxies

The proxies will vote your common stock in accordance with your instructions. Unless you give specific instructions to the contrary, your common stock will be voted for the election of the nominees named in this proxy statement. Each nominee has agreed to serve, and we expect that each of the nominees will be able to serve if elected. However, if any nominee is unavailable for election, the proxies will vote your common stock to elect a substitute nominee proposed by the Board of Directors.

Nominees

The Board of Directors unanimously recommends the nine nominees listed below for election to the Board. Each nominee currently serves as a director of the Company. The Board of Directors has determined that each director, other than Dr. Eshelman, the Company’s Chief Executive Officer, is independent as defined in Rule 4200(a)(15) of the Nasdaq Stock Market listing standards. In addition, none of the nominees is related by blood, marriage or adoption to any other nominee or any executive officer of the Company.

Name of Nominee	Age	Director Since	Position on Board
Stuart Bondurant, M.D.	75	1994	Director

Fredric N. Eshelman, Pharm.D.	56	1990	Vice Chairman

Marye Anne Fox, Ph.D.	57	2002	Director

Frederick Frank	72	1996	Director

General David L. Grange	57	2003	Director

Catherine M. Klema	46	2000	Director

Terry Magnuson, Ph.D.	54	2001	Director

Ernest Mario, Ph.D.	66	1993	Chairman

John A. McNeill, Jr.	55	1989	Director

Stuart Bondurant, M.D. currently serves as Interim Executive Vice President and Executive Dean for Health Sciences at Georgetown University in Washington, D.C. He served as President and Dean of Albany Medical College from 1974 to 1979 and as Dean of the School of Medicine at the University of North Carolina (Chapel Hill) from 1979 to 1994. He served as Professor of Medicine at the University of North Carolina (Chapel Hill) from 1979 to 2004. Dr. Bondurant served as Director of Epidemiologic Studies at the New York Academy of Medicine from January 1995 until March 1996. Dr. Bondurant has served as President of the American College of Physicians and the Association of American Physicians. He has also served as Vice President of the American Heart Association and the American Society for Clinical Investigation. He served as the Chairman of the Board of Directors of the North Carolina Biotechnology Center from 1988 to 1992.

Fredric N. Eshelman, Pharm.D. has served as Chief Executive Officer of the Company since July 1990, and as Vice Chairman of the Board of Directors since July 1993. Dr. Eshelman founded the Company’s predecessor and served as its Chief Executive Officer until its sale to the Company in 1989. Dr. Eshelman served as Senior Vice President, Development and as a director of Glaxo Inc., a subsidiary of Glaxo Holdings, PLC, from 1989 through 1990 before rejoining the Company.

Marye Anne Fox, Ph.D. has served as Chancellor of the University of California, San Diego, since April 2004. Prior to that time, Dr. Fox was Chancellor and Distinguished University Professor of Chemistry at North Carolina State University since 1998. From 1976 to 1998, she was a member of the faculty of the University of Texas, where she taught chemistry and held the Waggoner Regents Chair in Chemistry from 1991 to 1998. She served as the University’s Vice President for Research from 1994 to 1998. Dr. Fox also is a member of the Board of Directors of Red Hat Corp., Boston Scientific Corporation and W. R. Grace Co., a specialty chemical company that filed a petition for reorganization under Chapter 11 of the Federal Bankruptcy Code in April 2001. Dr. Fox is the Co-Chair of the National Academy of Sciences’ Government-University-Industry Research Roundtable and serves on President Bush’s Council of Advisors on Science and Technology. She has served as the Vice Chair of the National Science Board.

Frederick Frank served as a director of Applied Bioscience International Inc. from 1988 until its acquisition by the Company in September 1996. Mr. Frank has been an investment banker with Lehman Brothers since 1969 and is currently Vice Chairman of that firm. Previously, Mr. Frank served as a Partner of Lehman Brothers from 1969 to 1972, as Managing Director from 1972 to 1993, and as Senior Managing Director from 1993 to 1995. Mr. Frank also serves on the Boards of Directors of Diagnostic Products Corporation and Landec Corporation.

General David L. Grange has served since November 1999 as Executive Vice President and Chief Operating Officer of the Robert R. McCormick Tribune Foundation, a charitable grant-making organization that supports work in journalism, communities, citizenship and education. General Grange joined the Foundation after 30 years in the U.S. Army with his final position being Commanding General of the First Infantry Division, know as the “Big Red One.” During his military career, General Grange served as a Ranger, Green Beret, Aviator, Infantryman, and as a member of Delta Force. General Grange also serves as a National Security Analyst for CNN, WGN-TV, WGN Radio and CLTV.

Catherine M. Klema is currently President of Nettleton Advisors LLC, a consulting firm established by Ms. Klema in 2001. Ms. Klema served as Managing Director, Healthcare Investment Banking at SG Cowen Securities from 1997 to 2001. Ms. Klema also served as Managing Director, Healthcare Investment Banking at Furman Selz LLC from 1994 until 1997, and was employed by Lehman Brothers from 1987 until 1994. Ms. Klema is also a director of Watson Pharmaceuticals, Inc.

Terry Magnuson, Ph.D. currently serves as the Sarah Graham Kenan Professor and Chair of the Department of Genetics of the School of Medicine, the Director of the Program in Cancer Genetics of the Lineberger Comprehensive Cancer Center and the Director of the Carolina Center for Genome Sciences at the University of North Carolina (Chapel Hill). Prior to joining the School of Medicine at the University of North Carolina (Chapel Hill) in 2000, Dr. Magnuson was a Professor of Genetics and Director of the Developmental Biology Center at Case Western Reserve University. Dr. Magnuson has served on numerous advisory panels, including the National Institute of Health Genetic Basis of Disease Review Committee from 1990 to 1995, and as a member of the Secretariat of the International Mannheim Genome Society from 1999 to 2001. He currently is a member of the Board of Directors of the Society for Developmental Biology, the Genetics Society of America and a member of the Board of Scientific Overseers for the Jackson Laboratory. Dr. Magnuson is serving on The National Academics Committee for stem cell research guidelines and also currently serves as co-Editor in Chief for genesis: The Journal of Genetics and Development.

Ernest Mario, Ph.D. serves as Chairman and CEO of Reliant Pharmaceuticals, Inc., an emerging pharmaceutical company. Prior to joining Reliant in April 2003, Dr. Mario served as Chairman and Chief Executive Officer of IntraBiotics Pharmaceuticals, Inc., a pharmaceutical company, from April 2002 to April 2003, and he continues to serve as the non-executive Chairman of IntraBiotics’ board of directors. Prior to 2002, Dr. Mario served as Chairman of the Board of Directors and Chief Executive of ALZA Corporation, a pharmaceutical company. Before joining ALZA in 1993, Dr. Mario served as Chief Executive of Glaxo Holdings plc from 1989 to March 1993 and as Deputy Chairman and Chief Executive of Glaxo Holdings plc, a pharmaceutical company, from January 1992 to March 1993. In addition to serving as a director on IntraBiotics’ board, Dr. Mario is also a director of Boston Scientific Corporation and Maxygen, Inc.

John A. McNeill, Jr. served as the Company’s President until 1990 and as its Chairman of the Board until July 1993. Mr. McNeill currently serves as Chief Executive Officer of Liberty Healthcare Services, LLC, a provider of nursing homes, assisted living facilities, independent living facilities, home healthcare agencies, home medical equipment and intravenous services.

Information About the Board of Directors and its Committees

The Board of Directors is responsible for the general management of the Company. In 2004, the board held six meetings. Each incumbent member of the board during the time he or she served as a director of the Company attended at least 75% of the 2004 meetings of the Board of Directors and board committees of which he or she was a member.

Although the Company does not have a formal written policy with respect to Board members’ attendance at its annual meeting of shareholders, it is customary for all directors to attend that meeting. In addition, as disclosed below in “Other Information – Director Compensation,” Board members are compensated for attending our annual shareholder meetings. In 2004, all directors attended the annual meeting of shareholders held on May 19, 2004.

Shareholders may send any communications regarding Company business to the Board of Directors or any individual director in care of the Secretary of the Company at our principal executive offices located at 3151 South Seventeenth Street, Wilmington, North Carolina 28412. The Secretary will forward all such communications to the addressee.

The Board of Directors has established a Finance and Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Mr. Frank, Chairman, Dr. Bondurant and Mr. McNeill, each of whom is independent under the Nasdaq Stock Market listing standards, are the members of the Finance and Audit Committee. In 2004, the Finance and Audit Committee held five meetings. The Finance and Audit Committee is solely responsible for the engagement of the independent auditors, reviews with management and with the independent auditors the scope and results of the Company’s audits, the internal accounting controls of the Company, financial reporting processes, and audit policies and practices, and pre-approves all professional services furnished by the independent auditors. A copy of the Finance and Audit Committee charter was filed as Appendix B to the proxy statement for the annual shareholder meeting held on May 19, 2004.

Mr. McNeill, Chairman, Dr. Fox, Ms. Klema and Dr. Magnuson, each of whom is independent under the Nasdaq listing standards, are the members of the Compensation Committee. During 2004, the Compensation Committee held seven meetings. The Compensation Committee reviews and approves all compensation arrangements for the officers of the Company and administers our Equity Compensation Plan.

General Grange, Chairman, Mr. Frank and Dr. Magnuson, each of whom is independent under the Nasdaq listing standards, are the members of the Nominating and Governance Committee. The Nominating and Governance Committee held three meetings in 2004. The Nominating and Governance Committee identifies individuals qualified to become Board members, recommends to the Board director nominees, reviews the composition of the Board and its committees, develops and recommends to the Board appropriate corporate governance guidelines, and oversees the Board’s annual self-evaluation process. A copy of the Nominating and Governance Committee charter was filed as Appendix A to the proxy statement for the annual shareholder meeting held on May 19, 2004.

To be considered as a director nominee, an individual must have high personal and professional character and integrity, exceptional ability and judgment, experience at a strategy/policy setting or high managerial level, relevant career specialization or technical skills, sufficient time to devote to Company matters, and an ability to work with the other director nominees to collectively serve the long-term interests of the shareholders. In addition to these minimum requirements, the Committee will also evaluate whether the nominee’s skills are complementary to the existing directors’ skills, and the Board’s need for operational, management, financial, international, industry-specific or other expertise. The Nominating and Governance Committee invites Board members to submit nominations for director. In addition to candidates submitted by Board members, director nominees recommended by shareholders will be considered. Shareholder recommendations must be made in accordance with the procedures described in the following paragraph and will receive the same consideration that other nominees receive. All nominees are evaluated by the Nominating and Governance Committee to determine whether they meet these minimum qualifications and whether they will satisfy the Board’s needs for specific expertise at that time. The Committee recommends to the full Board nominees for election as directors at the Company’s annual meeting of shareholders.

Our bylaws permit any shareholder of record to nominate directors. You must give written notice of your intent to make nominations by personal delivery or by certified mail, postage prepaid, to the Secretary of the Company. Any such timely notice will be forwarded to the Nominating and Governance Committee. If the election is to be held at the annual meeting of shareholders, you must give your notice not more than 90 days nor less than 50 days before the meeting. If the election is to be held at a special meeting of shareholders called to elect directors, you must give your notice by the tenth business day following the date on which notice of the special meeting is first given to shareholders. Your notice must include the following: (1) your name and address, as they appear on the Company’s books, and the name and residence address of the persons to be nominated; (2) the class and number of shares of the Company which you beneficially own; (3) a representation that you are a shareholder of record of the Company entitled to vote at the meeting and intend to appear in person or by proxy to nominate the persons specified in your notice; (4) a description of all arrangements or understandings between you and each nominee and any other persons, by name, as to how you will make the nominations; (5) all other information regarding each nominee you propose which is required to be disclosed in a solicitation of proxies for election of directors or is required under Regulation 14A of the Securities Exchange Act of 1934, including any information required to be included in a proxy statement if the nominee had been nominated by the Board of Directors; and (6) the written consent of each nominee to be named in a proxy statement to serve as a director, if elected.

No shareholder has properly nominated anyone for election as a director at this annual meeting.

OTHER INFORMATION

Principal Shareholders

The following table shows the number of shares of the Company’s common stock beneficially owned as of March 21, 2005 by (1) each person known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (2) each director and nominee for director, (3) each of our executive officers named in the Summary Compensation Table below, and (4) all current directors and executive officers of the Company as a group. Except as indicated in footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown. As of March 21, 2005, the Company had 56,802,170 shares of common stock outstanding. Share ownership in each case also includes shares issuable upon exercise of outstanding options that can be exercised within 60 days after March 21, 2005 for purposes of computing the percentage of common stock owned by the person named. Options owned by such person are not included for purposes of computing the percentage owned by any other person.

Name	Shares Beneficially Owned	Percentage Owned
Linda Baddour (1)	91,256	*
Stuart Bondurant (2)	28,000	*
Paul S. Covington (3)	68,030	*
Fred B. Davenport, Jr. (4)	200,499	*
Fredric N. Eshelman (5)	5,337,075	9.4%
FMR Corp. (6)	3,689,382	6.5%
Marye Anne Fox (7)	22,000	*
Frederick Frank (2)	53,500	*
Franklin Resources, Inc. (8)	3,677,316	6.5%
David L. Grange (7)	16,000	*
Catherine M. Klema (7)	34,000	*
Terry Magnuson (7)	34,000	*
Ernest Mario (9)	849,968	1.5%
John A. McNeill, Jr. (10)	1,749,565	3.1%
Neuberger Berman, Inc. (11)	3,404,310	6.0%
Colin Shannon (7)	26,333	*
All directors and current executive officers as a group (13 persons) (12)	8,510,226	15.0%

*	Less than one percent.

(1)	Includes 500 shares of common stock held through an individual retirement account for the benefit of Ms. Baddour and 88,666 shares of common stock issuable pursuant to options.

(2)	Includes 26,000 shares of common stock issuable pursuant to options.

(3)	Includes 63,333 shares of common stock issuable pursuant to options.

(4)	Includes 2,000 shares of common stock held through an individual retirement account for the benefit of Mr. Davenport and 192,499 shares of common stock issuable pursuant to options.

(5)	Includes 400,000 shares of common stock issuable pursuant to options. Dr. Eshelman’s address is 3151 South Seventeenth Street, Wilmington, North Carolina 28412.

(6)	As reported in Schedule 13G filed on February 14, 2005. The Schedule 13G filed by FMR Corp. lists Edward C. Johnson and Abigail P. Johnson as having voting and/or investment powers over the securities held of record by FMR Corp. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(7)	Consists of shares of common stock issuable pursuant to options.

(8)	As reported in Schedule 13G filed on February 14, 2005. The Schedule 13G filed by Franklin Resources, Inc. lists Charles B. Johnson and Rupert H. Johnson, Jr. as having voting and/or investment powers over the securities held of record by Franklin Resources, Inc. The address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, California 94403.

(9)	Includes 278,776 shares of common stock held in a family partnership; 3,700 shares of common stock held in trust for Mrs. Mario; 3,700 shares of common stock held in trust for Dr. Mario; 201,366 shares of common stock held by Mrs. Mario; and 47,000 shares of common stock issuable pursuant to options.

(10)	Includes 1,230 shares of common stock held in a family partnership; 1,650,000 shares of common stock held in a limited liability company; 32,034 shares of common stock held in trust for Mr. McNeill’s three children, all of whom reside with Mr. McNeill; and 58,000 shares of common stock issuable pursuant to options.

(11)	As reported in Schedule 13G filed on February 17, 2005. The Schedule 13G filed by Neuberger Berman, Inc. does not list any natural persons having voting and/or investment powers over the securities held of record by Neuberger Berman, Inc. The address of Neuberger Berman, Inc. is 605 Third Avenue, New York, New York 10158.

(12)	Includes all shares of common stock referenced in the table except those owned by FMR Corp., Franklin Resources, Inc. and Neuberger Berman, Inc.

Director Compensation

Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors. We pay non-employee directors an annual retainer of $40,000 payable in quarterly installments after each regularly scheduled meeting of directors. We also pay each non-employee director $1,000 for each meeting of the Board of Directors attended in person and $1,000 for attendance at our annual meeting of shareholders. We pay each non-employee member of the Finance and Audit Committee $2,500 for each committee meeting attended, and we also pay the chairman of the Committee an annual retainer of $10,000. For all other committees, we pay the chairman $1,500 for each meeting attended and all other non-employee committee members $1,000 per meeting attended. In the discretion of the Chairman of the Board of Directors, we pay each non-employee director $500 for each Board and committee meeting attended by telephone. In addition, we grant each non-employee director a fully vested option to purchase common stock having a value of $65,000 on each date he or she is elected or re-elected to the Board. We also grant each non-employee director restricted stock having a value of $65,000 on the first business day of each calendar year. The restricted stock will vest 90% on the first anniversary of the grant, 5% on the second anniversary and 5% on the third anniversary, and will not be transferable until the director departures from the Board. In addition to the above, the Chairman of the Board is entitled to use the Company’s airplane for personal use up to a maximum of 20,000 miles per year. In 2004, our Chairman, Dr. Ernest Mario, used the Company’s airplane for personal use for a total of 12,720 miles. The incremental cost to the Company of Dr. Mario’s personal use of the Company’s airplane in 2004 was approximately $26,400.

Executive Compensation Tables

1. Summary Compensation Table

Name and Principal Position	Year	Annual Compensation				Long-Term Compensation Awards
		Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)		Restricted Stock Awards ($)		Securities Underlying Options (#)	All Other Compensation ($)
Fredric N. Eshelman (2) Vice Chairman and Chief Executive Officer	2004 2003 2002	$648,800 623,479 590,812	$600,000 0 525,000	$	— — —	$	— — —	125,000 60,000 60,000	$45,965 32,496 16,445

Fred B. Davenport, Jr. (3) President and Assistant Secretary	2004 2003 2002	$335,682 327,825 308,900	$225,000 0 180,000	$	— — —	$	— — —	85,000 40,000 65,000	$18,761 14,077 11,953

Paul S. Covington (4) Executive Vice President - Development	2004 2003 2002	$297,694 290,812 273,009	$160,000 0 150,000	$	— — —	$	— — —	50,000 20,000 35,000	$7,310 6,810 6,288

Linda Baddour (5) Chief Financial Officer, Treasurer and Assistant Secretary	2004 2003 2002	$218,183 207,000 187,542	$150,000 0 112,000	$	— — —	$	— — —	75,000 25,000 50,000	$7,647 6,630 5,836

Colin Shannon (6) Executive Vice President - Global Clinical Operations	2004 2003 2002	$246,306 213,146 161,780	$163,985 52,935 79,684	$	— — —	$	— — —	109,500 13,500 12,500	$38,251 35,198 27,495

(1)	Except for the bonuses paid to Mr. Shannon, all bonuses reported in this table were paid in the calendar year following the year in which they were earned.

(2)	Dr. Eshelman was awarded options to acquire 60,000, 60,000 and 125,000 shares of common stock on December 3, 2002, December 3, 2003 and November 16, 2004, respectively. Dr. Eshelman received other compensation in 2004 consisting of $6,500 in 401(k) plan matching contributions, $2,322 in taxable benefit of premiums paid for group life insurance on his behalf and $1,421 in taxable benefit of personal training under the Company’s wellness program. Dr. Eshelman is permitted to use the Company’s airplane for personal use up to a maximum of 20,000 miles per year. In 2004, Dr. Eshelman used the Company’s airplane for personal use for a total of 10,161 miles. The value of his personal use of the airplane in 2004 based on the incremental cost to the Company was $30,932. Dr. Eshelman has deferred cash compensation under the Company’s non-qualified deferred compensation plan. Under the terms of this plan, deferred cash compensation accrues interest at an annual rate equal to the three-month London Interbank Offered Rate, or LIBOR, plus 1.5%. The average interest rate in 2004 was approximately 3.3%. In 2004, Dr. Eshelman’s deferred compensation account accrued a total of $4,790 in interest. As of December 31, 2004, Dr. Eshelman total deferred cash compensation account, including accrued interest, was approximately $147,023. In 2003, Dr. Eshelman received other compensation consisting of $6,000 in 401(k) plan matching contributions, $2,842 of taxable benefit of personal training under the Company’s wellness program and $2,322 in taxable benefit of premiums paid for group life insurance on his behalf. Dr. Eshelman used the Company’s airplane for personal use in 2003 for a total of 7,699 miles and the value of such use based on the incremental cost to the Company was approximately $18,353. In 2003, Dr. Eshelman’s deferred compensation account accrued a total of $2,979 in interest based on an average interest rate of 2.7%. In 2002, Dr. Eshelman received other compensation consisting of $5,501 in 401(k) plan matching contributions and $1,242 in taxable benefit of premiums paid for group term life insurance on his behalf. He used the Company’s airplane for personal use in 2002 for a total of 3,014 miles and the value of such use based on the incremental cost to the Company was approximately $9,702.

(3)	Mr. Davenport was awarded options to acquire 25,000, 40,000, 40,000 and 85,000 shares of common stock on January 15, 2002, December 3, 2002, December 3, 2003 and November 16, 2004, respectively. Mr. Davenport received other compensation in 2004 consisting of $6,500 in 401(k) plan matching contributions and $1,242 in taxable benefit of premiums paid for group term life insurance on his behalf. Mr. Davenport is permitted to use the Company’s airplane for personal use up to a maximum of 5,000 miles per year. In 2004, Mr. Davenport used the airplane for personal use for a total of 926 miles and the value of such personal use based on the incremental cost to the Company was approximately $1,635. Mr. Davenport has deferred cash compensation under the Company’s non-qualified deferred compensation plan. In 2004, Mr. Davenport’s deferred compensation account accrued a total of $9,384 based on an average interest rate of 3.3%. At of December 31, 2004, Mr. Davenport’s deferred cash compensation account, including accrued interest, was approximately $288,158. In 2003, Mr. Davenport received other compensation consisting of $6,000 in 401(k) plan matching contributions and $1,242 in taxable benefit of premiums paid for group term life insurance on his behalf. Mr. Davenport’s cash compensation account accrued a total of $6,835 in interest in 2003 based on an average interest rate of 2.7%. In 2002, Mr. Davenport received other compensation consisting of $5,500 in 401(k) plan matching contributions and $1,242 in taxable benefit of premiums paid for group term life insurance on his behalf. Mr. Davenport’s cash compensation account accrued a total of $5,211 in interest in 2002 based on an average interest rate of 3.3%.

(4)	Dr. Covington was awarded options to acquire 15,000, 20,000, 20,000 and 50,000 shares of common stock on January 15, 2002, December 3, 2002, December 3, 2003 and November 16, 2004, respectively. Dr. Covington received other compensation in 2004 consisting of $810 in taxable benefits of premiums paid for group term life insurance on his behalf and $6,500 in 401(k) plan matching contributions. Dr. Covington received other compensation in 2003 consisting of $810 in taxable benefits of premiums paid for group term life insurance on his behalf and $6,000 in 401(k) plan matching contributions. Dr. Covington received other compensation in 2002 consisting of $788 in taxable benefits of premiums paid for group term life insurance on his behalf and $5,500 in 401(k) plan matching contributions.

(5)	Ms. Baddour was awarded 7,500, 22,500, 20,000, 25,000 and 75,000 options to acquire shares of common stock on February 19, 2002, May 16, 2002, December 3, 2002, December 3, 2003 and November 16, 2004, respectively. Ms. Baddour received other compensation in 2004 consisting of $6,500 in 401(k) matching contributions, $673 in taxable benefits of premiums paid for group term life insurance on her behalf and $474 of taxable benefit of personal training under the Company’s wellness program. Ms. Baddour received other compensation in 2003 consisting of $630 in taxable benefits of premiums paid for group term life insurance on her behalf and $6,000 in 401(k) plan matching contributions. Ms. Baddour received other compensation in 2002 consisting of $336 in taxable benefits of premiums paid for group term life insurance on her behalf and $5,500 in 401(k) plan matching contributions.

(6)	All of Mr. Shannon’s compensation in 2002 and 2003 and a portion of his compensation in 2004 was paid in pounds sterling. For purposes of this Summary Compensation Table, the compensation paid in pounds sterling was converted to U.S. dollars based on the average monthly exchange rates for the months in which such compensation was paid. Mr. Shannon’s 2004 bonus consisted of a promotion bonus of $38,985 that was paid in August 2004 and an annual bonus of $125,000 paid under the Company’s employee incentive compensation plan in March 2005. Mr. Shannon was awarded options to acquire 12,500, 13,500, 14,500, 30,000 and 65,000 shares on February 19, 2002, February 13, 2003, March 4, 2004, July 16, 2004 and November 16, 2004, respectively. Mr. Shannon received other compensation in 2004 consisting of $19,615 in car allowance, $16,884 in contributions to the Company’s U.K. defined benefit pension plan on his behalf, $1,516 in fuel allowance and $236 in taxable benefit of premiums paid for group term life insurance on his behalf. In 2003, Mr. Shannon received other compensation consisting of $18,437 in car allowance, $14,573 in contributions to the Company’s U.K. defined benefit pension plan on his behalf and $2,188 in fuel allowance. Mr. Shannon received other compensation in 2002 consisting of $13,763 in car allowance, $12,219 in contributions to the Company’s U.K. defined benefit pension plan on his behalf and $1,513 in fuel allowance.

2. Stock Option/SAR Grants Table – 2004 Grants

Name	Individual Grants(1)				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year (3)	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
Fredric N. Eshelman	125,000	5.38%	$42.38	11/15/14	$3,331,250	$8,442,500
Fred B. Davenport, Jr.	85,000	3.66%	42.38	11/15/14	2,265,250	5,740,900
Paul S. Covington	50,000	2.15%	42.38	11/15/14	1,332,500	3,377,000
Linda Baddour	75,000	3.23%	42.38	11/15/14	1,998,750	5,065,500
Colin Shannon	14,500	0.62%	30.86	03/03/14	281,445	713,110
	30,000	1.29%	34.30	07/15/14	647,100	1,640,100
	65,000	2.80%	42.38	11/15/14	1,732,250	4,390,100

(1)	All options to current executive officers named in this table were granted under our Equity Compensation Plan. The options granted to Dr. Eshelman, Mr. Davenport, Dr. Covington and Ms. Baddour were all granted on November 16, 2004. Mr. Shannon was awarded 14,500 options on March 4, 2004. In addition, he was granted 30,000 options on July 16, 2004, the date on which he was promoted to Executive Vice President—Global Clinical Operations, and was granted an additional 65,000 options on November 16, 2004. All options are exercisable over a term of ten years from the date of grant. The options awarded to Mr. Shannon on March 4, 2004 and July 16, 2004 vest ratably over the three-year period starting on the date of the grant, and the options awarded to each of the executive officers named in this table on November 16, 2004 vest ratably over the four-year period starting on the date of the grant. Vesting of all options occurs on the anniversary dates of the grant. All options are non-qualified stock options and expire three months after termination of employment. However, if employment is terminated because of death or disability, the options can be exercised until one year after death or disability.

(2)	Potential realizable value of each grant is calculated assuming that the market price of the underlying security appreciates at annualized rates of 5% and 10%, respectively, over the ten-year term of the option. The assumed annual rates of appreciation of 5% and 10% would result in the price of the common stock increasing to $50.27 and $80.04 per share, respectively, for options expiring 3/03/14; $55.87 and $88.97 per share, respectively, for options expiring 7/15/14; and $69.03 and $109.92 per share, respectively for options expiring 11/15/14.

(3)	We granted a total of 2,322,150 options to acquire shares of common stock in 2004.

3. Aggregated Option/SAR Exercises In 2004 and Option/SAR Values as of Year-End 2004

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options/SARs at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End (1) ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Fredric N. Eshelman	—	—	400,000	185,000	$10,197,100	$655,600
Fred B. Davenport, Jr.	50,000	$1,099,619	184,165	133,335	3,987,540	530,335
Paul S. Covington	26,668	747,837	58,333	75,001	938,413	274,494
Linda Baddour	—	—	78,666	108,334	1,460,306	411,199
Colin Shannon	4,628	58,879	11,891	123,609	140,945	533,719

(1)	The value of the options is based on the difference between the exercise price and $41.29, the closing price per share of the Company’s common stock on the National Association of Securities Dealers’ Automated Quotation National Market System on December 31, 2004.

Defined Benefit Plan

We have a defined benefit pension plan for participating employees in the United Kingdom who retire directly from employment or who terminate service with vested rights. The defined benefit plan was closed to new employees after 2002, and replaced with a defined contribution plan. Employees in the United Kingdom between the ages of 18 and 64 were eligible to participate in the plan and their right to receive retirement benefits under the plan is fully vested after two years of service. In addition to pension benefits upon retirement, the plan provides an immediate benefit to the surviving spouse upon death of an active or disabled participant. Employee participants pay 6% of their salary into the plan and we are obligated to fund the remaining cost of the plan.

Colin Shannon, our Executive Vice President - Global Clinical Operations, is covered by our U.K. defined benefit pension plan. Mr. Shannon’s annual pension benefit payable upon retirement at age 60 will equal two-thirds of his final pensionable salary. If and when Mr. Shannon establishes permanent residency in the United States, he will no longer participate in our U.K. defined benefit pension plan and the pension benefit payable to him will be reduced. Final pensionable salary equals average compensation for the three highest consecutive gross annual earnings for the last 13 years of employment, but is capped by U.K. law at $186,921 until April 6, 2005. The definition of compensation under the U.K. defined benefit pension plan includes cash bonuses and other cash awards, but excludes any car allowance. The cap amount has been converted from pounds sterling to U.S. dollars based on the average exchange rate for 2004.

As of December 31, 2004, Mr. Shannon had nine years of service for purposes of our U.K. defined benefit pension plan. The pensionable compensation covered by the U.K. pension plan for Mr. Shannon is equal to the “salary” and “bonus” amount shown in the Summary Compensation Table above. However, as of December 31, 2004, Mr. Shannon’s final pensionable salary was capped by U.K. law at $186,921.

Employment and Severance Agreements

Fred Eshelman, Chief Executive Officer, entered into an employment agreement with the Company effective July 1, 1997. The employment agreement provides for automatic one-year renewals unless either party gives notice to the other at least 60 days prior to the end of the then current term that the agreement will not be renewed. Dr. Eshelman’s employment agreement automatically renewed for an eighth one-year term beginning July 1, 2004, and his annual base salary for the renewal term is $659,200.

Fred B. Davenport, Jr. was promoted to President of the Company on January 15, 2002. Mr. Davenport entered into a new employment agreement with the Company dated January 15, 2002. The initial term of the employment agreement was from January 15, 2002 through December 31, 2003. The employment agreement contains automatic one-year renewals unless either party gives notice to the other at least 60 days prior to the end of the then current term that the agreement will not be renewed. Mr. Davenport’s employment agreement automatically renewed for an additional one-year term beginning January 1, 2005, and his annual base salary for 2005 is $348,612.

Paul S. Covington was promoted to Executive Vice President—Development of PPD Development, the Company’s contract research organization subsidiary, effective January 15, 2002. Dr. Covington entered into a new employment agreement with PPD Development dated January 15, 2002. The initial term of the agreement was from January 15, 2002 through December 31, 2003. The employment agreement contains automatic one-year renewals unless either party gives notice to the other at least 60 days prior to the end of the then current term that the agreement will not be renewed. Dr. Covington’s employment agreement automatically renewed for an additional one-year term beginning January 1, 2005, and his annual base salary for 2005 is $309,252.

Linda Baddour was promoted to Chief Financial Officer of the Company effective May 16, 2002, and continues to serve as the Company’s Chief Accounting Officer, her position prior to her promotion. Ms. Baddour entered into an employment agreement with the Company dated May 16, 2002. The employment agreement provides for an initial term of one year and contains automatic one-year renewals unless either party gives notice to the other at least 60 days prior to the end of the then current term that the agreement will not be renewed. Ms. Baddour’s employment agreement automatically renewed for an additional one-year term on May 16, 2004. Effective January 1, 2005, Ms. Baddour’s annual base salary was increased to $275,000 for the remainder of the one-year renewal term.

Colin Shannon was promoted to Executive Vice President – Global Clinical Operations of PPD Development on July 16, 2004. Prior to his promotion, Mr. Shannon served as Chief Operating Officer for the Company’s European operations for four years. Mr. Shannon entered into an employment agreement with PPD Development dated July 30, 2004, which provided for an initial term beginning August 16, 2004 and ending August 16, 2006. The employment agreement contains automatic one-year renewals unless either party gives notice to the other at least 60 days prior to the end of the then current term that the agreement will not be renewed. Mr. Shannon’s annual base salary for the first year of his employment agreement is $265,000.

Each of the executive officers named in the Summary Compensation Table has entered into a severance agreement with the Company. Each agreement provides for a severance payment upon termination of the executive officer’s employment (other than for cause) within one year after a change of control of the Company, including constructive termination of employment due to a substantial diminution in duties, reduction in base salary or required relocation. The amount of the severance payment equals a factor times the sum of (i) the executive officer’s base salary for the 12-month period prior to termination of employment plus (ii) the greater of (A) the executive officer’s target bonus under the Company’s incentive compensation plan in effect immediately prior to termination of employment or (B) the average of the cash bonuses received by the executive officer in the two successive 12-month periods immediately prior to termination of employment. Dr. Eshelman is entitled to a severance payment equal to three times the severance amount as calculated above. Mr. Davenport, Dr. Covington and Ms. Baddour are entitled to a severance payment equal to two and one-half times the severance amount as calculated above. Mr. Shannon is entitled to a severance payment equal to two times the severance amount as calculated above. In addition to the severance payments, all outstanding unvested stock options and unvested restricted stock granted at least six months prior to the executive officer’s termination of employment will vest upon termination. The Company is also obligated to continue to pay for and provide welfare benefits that the executive officer was receiving immediately prior to termination of employment, including health, medical, dental, vision and wellness, accidental death and dismemberment, and disability benefits, and life insurance. The Company is obligated to provide these welfare benefits to Dr. Eshelman, Mr. Davenport and Ms. Baddour for two years following termination of their employment and to provide these benefits to Dr. Covington and Mr. Shannon for one year following termination of their employment. The Company may discontinue providing these welfare benefits to any executive officer on the date on which he or she becomes eligible for similar coverage under another employer’s plan. The Company will also pay all legal expenses incurred by an executive officer in successfully enforcing the severance agreement. The Company is not obligated to “gross up” an executive officer’s compensation for any federal, state or local excise, income or other taxes.

Report of the Compensation Committee on Executive Compensation

John A. McNeill, Jr., Chairman, Marye Anne Fox, Catherine M. Klema and Terry Magnuson are the members of the Compensation Committee. The Board of Directors has determined that each member of the Committee is independent as defined in Rule 4200(a)(15) of the Nasdaq Stock Market’s listing standards.

Executive Pay Policy.

The Compensation Committee has consistently sought to establish and implement a compensation system that is performance-oriented and designed to promote long-term shareholder value. Since 1997, the Committee has engaged Frederic W. Cook & Co., Inc., an independent compensation consulting firm, every three years to review and evaluate the Company’s executive compensation programs and to make recommendations to help achieve the Committee’s stated objectives.

In May 2003, the Compensation Committee retained the Cook firm for a third time to review the Company’s executive compensation practices and to make recommendations for changes to ensure that the Company’s compensation plans were competitive and designed to meet the Committee’s stated compensation goals. The Cook firm assessed the Company’s base salary, annual bonus and long-term incentive compensation levels for various executives of the Company, including the Company’s executive officers listed in the Summary Compensation Table above, by comparing the Company’s programs against those maintained by a group of companies that included other clinical research organizations and biopharmaceutical companies. Following a review of the Cook firm’s report, the Committee concluded that the Company’s cash compensation program and long-term incentives plans were competitive. However, based in part on the Cook firm’s recommendations, the Committee amended the Company’s stock option guidelines to make the next lower level of the Company’s management employees eligible for stock option awards in order to reward and incentivize this employee group.

The Committee believes that the Company’s compensation programs for its executive officers are competitive and appropriately designed to attract and retain key employees, reward performance and promote long-term shareholder value. In particular, the Committee believes that its programs have contributed to the Company’s success in retaining certain key executives, including the executive officers named in the Summary Compensation Table above, who have been with the Company for periods ranging from eight to fifteen years. The Committee has reviewed the components of the compensation for each of the Company’s executive officers listed in the Summary Compensation Table above, including base salary, bonus, equity compensation, the value of outstanding unexercised stock options, perquisites and other personal benefits, the earnings and accumulated payout obligations under the Company’s non-qualified deferred compensation plan and potential payments under severance agreements with the executive officers upon a change of control of the Company. Based on this review, the Committee believes that the compensation paid to the Company’s executive officers is reasonable and not excessive. The Committee plans to continue to review the compensation payable to the Company’s executive officers, to periodically evaluate the Company’s compensation practices and programs and to make changes to ensure that they are designed to achieve the Committee’s stated objectives.

Specific Compensation Programs.

The Company’s compensation program for its executive officers includes a mix of base salary, annual cash bonus awards and long-term incentive compensation in the form of stock options and restricted stock.

Base Salary. The Committee reviews base salaries of the Company’s executive officers on an annual basis and at the time of promotion. Based on its 2004 annual reviews of the Company’s executive officers, the Committee approved base salary increases of $10,154 and $9,007 for Mr. Davenport and Dr. Covington, a 3% increase effective January 1, 2005, the date on which their employment agreements renewed for an additional one-year term. The Committee also approved a salary increase of $10,600, or 5%, for Ms. Baddour effective May 16, 2004, the date on which her employment agreement renewed for an additional one-year term. In December 2004, the Committee approved a further increase to Ms. Baddour’s base salary of $52,400, or 23.54%, effective January 1, 2005. The Committee approved this increase to make her base salary more competitive in the current market and to compensate her for substantial additional responsibilities she assumed in 2004. In July 2004, the Committee approved the promotion of Mr. Shannon to Executive Vice President – Global Clinical Operations with an annual base salary of $265,000. The Committee also approved a cash bonus of $38,985 and a stock option award of 30,000 options in connection with Mr. Shannon’s promotion.

Based on its experience with the Company, the Committee continues to believe that employment agreements with shorter terms and annual performance reviews promote better performance by Company executives. Thus, the Committee continues to adhere to its general policy that employment agreements for its executives will have an initial term of one or two years, with a provision for successive one-year renewal terms unless either party gives notice to the other that the agreement will not be renewed. All employment agreements that the Company has with its executive officers contain this provision.

Annual Bonus Awards. All current employment agreements with executive officers provide for payment of an annual cash bonus in the discretion of the Compensation Committee. The Committee has adopted an employee incentive compensation plan applicable to employees generally and which in operation provides for the same method of allocation of benefits between management and non-management participants. The Committee reviews and updates that plan on an annual basis. The 2004 employee incentive compensation plan adopted by the Committee in December 2003 set a bonus range of 20%-60% of base salary, with a target bonus of 40%, for the Company’s executive officers listed in the Summary Compensation Table, other than the Chief Executive Officer. The bonus range for the Chief Executive Officer for 2004 was set at 50%-90% of base salary, with a target bonus of 70%. In 2003, the Company’s executive officers did not receive an annual cash bonus due to the Company’s lower-than-expected performance during that period. In 2004, however, the Company had an outstanding year as evidenced by, among other things, significant growth in the Company’s net revenue, record gross new business authorizations in the third and fourth quarters of 2004 and for the full year, and record cash flow from operations. In addition to its strong financial and operating performance, the Company made significant progress on its compound partnering programs and met its stated objective of having four compounds in clinical development by the end of 2004. As a result of these achievements and the substantial increase in the Company’s stock price during 2004, the Committee approved the following annual cash bonuses for the executive officers: Mr. Davenport received an annual bonus of $225,000, or 67% of his 2004 base salary; Dr. Covington received a bonus of $160,000, or 54% of his 2004 base salary; Ms. Baddour received a bonus of $150,000, or 69% of her 2004 base salary; and Mr. Shannon received a bonus of $125,000, or 51% of his 2004 base salary. The Compensation Committee approved bonuses for Mr. Davenport and Ms. Baddour that were above the bonus range previously established by the Committee to reward them for their individual performance and contributions to the Company’s success in 2004.

Stock-Based Awards. Under our Equity Compensation Plan, the Compensation Committee may grant executive officers and other employees eligible to participate in the Plan incentive and nonqualified stock options, restricted stock, stock appreciation rights, deferred stock, performance awards and other stock-based awards. Stock option awards received by the Company’s executive officers are made under comprehensive guidelines that are reviewed and updated by the Committee annually. Initial, annual and promotion awards of stock options are based upon the position held or to be held by an executive officer and his or her level of experience. The size of an annual stock option award generally is tied to the overall financial and operating performance of the Company and the individual performance of the executive officer and the business unit, department or function for which he or she is responsible. In its discretion, the Committee may also issue stock option grants in lieu of increases in base salary or cash bonuses to incentivize executives. Option awards to executive officers and other employees eligible to participate in our Equity Compensation Plan generally have a term of ten years and are subject to a three-year vesting schedule, with one-third of the award vesting on the first anniversary of the grant date, one-third on the second anniversary and one-third on the third anniversary. The Committee believes this stock-based award program is consistent with its stated objective of establishing a performance-based executive compensation system to reward and incentivize its executive officers because the value of the executive’s stock options generally will be tied to the Company’s overall performance.

In November 2004, the Committee approved the annual stock option awards for the named executive officers as set forth in the Summary Compensation Table. The 2004 awards to the Company’s executive officers were substantially higher than awards in prior years and were well above the Company’s 2004 stock option guidelines previously established by the Committee. In addition to the option grants to executive officers, the Committee approved stock option grants for the other employees eligible to participate in the Equity Compensation Plan and a one-time grant for certain lower level key operational employee groups that are not generally eligible to participate in the Plan. These grants were likewise substantially higher than awards in prior years and were also well above the Company’s stock option guidelines. Because of the size of these awards and the anticipated commencement of stock option expensing sometime in 2005, all of the awards approved by the Committee in November 2004 were subject to a four-year vesting schedule. The Committee approved these higher stock option grants for the executive officers and the other recipients to reward them for their significant contributions to the

Company’s 2004 performance, the achievement of key business objectives and the substantial increase in the Company’s stock price, and to incentivize their performance in future years.

Chief Executive Officer Compensation.

Dr. Eshelman’s current base salary of $659,200 was established by the Committee in March 2004. The Committee increased his salary from $640,000 to $659,200, a 3% increase that became effective July 1, 2004, the date on which Dr. Eshelman’s employment agreement was renewed for another one-year term. In establishing his base salary, the Committee considered the Company’s performance in 2003, the base salaries paid to the chief executive officers of the Company’s competitors and other factors.

On November 16, 2004, the Committee awarded Dr. Eshelman a grant of 125,000 nonqualified stock options at an exercise price of $42.38 per share. Similar to the grants approved for the Company’s other executive officers and employees who participated in the Company’s equity compensation program in 2004, this option grant was well above the stock option guidelines established by the Committee. This option grant was intended to reward Dr. Eshelman for his individual achievements and the Company’s overall performance, and to incentivize him to continue to his outstanding leadership in future years.

In March 2005, the Committee evaluated Dr. Eshelman’s 2004 performance and determined his cash bonus under the 2004 employee incentive compensation plan. As a result of the Company’s strong financial and operating performance in 2004, the advancement of the Company’s compound partnering pipeline and the significant increase in the Company’s stock price, the Committee approved a cash bonus for Dr. Eshelman of 93% of his 2004 base salary, or $600,000. The Committee approved a bonus for Dr. Eshelman that was slightly above the bonus range set by the Committee in December 2003 due to the factors noted above and to reward Dr. Eshelman for his significant individual accomplishments and leadership of the Company throughout 2004.

Submitted by:	THE COMPENSATION COMMITTEE

John A. McNeill, Jr., Chairman
Marye Anne Fox
Catherine M. Klema
Terry Magnuson

Compensation Committee Interlocks and Insider Participation

John A. McNeill, Jr., Chairman, Catherine M. Klema, Marye Anne Fox and Terry Magnuson were the members of the Compensation Committee in 2004. None of the members of the Compensation Committee during 2004 was an officer or employee of the Company at any time in 2004. Mr. McNeill served as the Company’s President from 1989 until 1993. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Report of the Finance and Audit Committee

The Finance and Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2004 with management. The Committee has discussed with the independent auditors of those financial statements, Deloitte & Touche LLP, or D&T, the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented. The Committee has received the written disclosures and the letter from D&T required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as modified or supplemented, and has discussed with D&T its independence. The Committee has also considered whether the provision of (1) financial information and design services described in paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X and (2) services other than the audit of the Company’s financial statements and financial information and design services were compatible with maintaining D&T’s independence.

Based on the review and discussions referred to in the foregoing paragraph, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission.

The Board of Directors certifies that the Company has, and will continue to have, a Finance and Audit Committee that has at least three members, comprised solely of directors each of whom: (1) meets the definition of independence in Rule 4200(a)(15) of Nasdaq Stock Market’s listing standards; (2) meets the independence requirements in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934; (3) has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three fiscal years; and (4) is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. The Board of Directors further certifies that the Committee has, and will continue to have, at least one member that has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the member’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Committee reviewed and reassessed the adequacy of its charter in February 2005.

The Finance and Audit Committee pre-approves the engagement of the Company’s independent auditor to render audit services to the Company. The Finance and Audit Committee also pre-approves the engagement of the Company’s independent auditor to provide specific permitted non-audit services on a case-by-case basis. The Committee generally limits its pre-approval of non-audit services to a specified period of time and, for some services, to a maximum dollar amount.

Submitted by:	THE FINANCE AND AUDIT COMMITTEE

Frederick Frank, Chairman
Stuart Bondurant
John A. McNeill, Jr.

Fees Paid to the Independent Registered Public Accounting Firm

For the years ended December 31, 2004 and 2003, D&T performed professional services for the Company. The professional services provided by D&T and the fees billed for those services are set forth below.

Audit Fees

The aggregate fees billed by D&T for the integrated audit of the Company’s annual financial statements and internal control over financial reporting for the fiscal years ended December 31, 2004 and 2003, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q filed during those fiscal years, were $956,000 and $582,000, respectively.

Audit-Related Fees

The aggregate fees billed by D&T for assurance and related services that were reasonably related to the audit or review of the Company’s financial statements for the fiscal years ended December 31, 2004 and 2003, and which are not included in the amounts disclosed above under the caption “Audit Fees,” were $238,000 and $699,000, respectively. These fees related to employee benefit plan audits, due diligence services for acquisitions, potential acquisitions and investments, and accounting consultations.

Tax Fees

The aggregate fees billed by D&T for tax services for the fiscal years ended December 31, 2004 and 2003 were $72,000 and $160,000, respectively. The fees for the fiscal year ended December 31, 2004 were for tax services related to tax preparation software, tax compliance of employee benefit plans and tax compliance services. The fees for the fiscal year ended December 31, 2003 were for services related to transfer pricing, employee benefit plans, property taxes and investments.

All Other Fees

The aggregate fees billed by D&T for services other than those reported above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” were $4,000 and $0 for the fiscal years ended December 31, 2004 and 2003, respectively. The fees for the fiscal year ended December 31, 2004 were for employee benefit plan advisory services.

Performance Graph

Below is a graph that compares the cumulative total shareholder return on the Company’s common stock from December 31, 1999 through December 31, 2004 against the cumulative total return for the same period on the Nasdaq Stock Market (U.S.) Index and the Nasdaq Health Services Index. The results are based on an assumed $100 invested on December 31, 1999 and reinvestment of dividends.

	12/31/99	12/29/00	12/31/01	12/31/02	12/31/03	12/31/04
CRSP Total Returns Index for:
PPDI	100.0	418.4	544.2	493.0	454.2	695.4
Nasdaq Health Services Index	100.0	137.3	148.4	127.9	195.6	246.5
Nasdaq Stock Market (U.S.) Index	100.0	60.3	47.8	33.1	49.4	53.8

Deadline for Receipt of Shareholder Proposals

Shareholder proposals to be included in the proxy statement for our next annual meeting of shareholders must be received by the Company not later than December 7, 2005. Under the Company’s bylaws, shareholder proposals to be considered at our next annual meeting must be received by the Company not later than 50 days prior to that meeting. All submissions must comply with all of the requirements of the Company’s bylaws and Rule 14a-8 of the Securities Exchange Act. Proposals should be mailed to B. Judd Hartman, Secretary, Pharmaceutical Product Development, Inc., 3151 South Seventeenth Street, Wilmington, North Carolina 28412.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our officers and directors and persons who own more than 10% of our outstanding common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These officers, directors and shareholders are required by regulations under the Securities Exchange Act to furnish us with copies of all forms they file under Section 16(a).

Based solely on our review of the copies of forms we have received, we believe that during 2004 all of our officers, directors and shareholders described above complied with all Section 16(a) filing requirements.

OTHER MATTERS

The Finance and Audit Committee of the Board of Directors of the Company appointed Deloitte & Touche LLP, or D&T, to serve as the independent auditors of the Company for the fiscal year ended December 31, 2004. D&T has audited our accounts since 2002. D&T has advised the Company that it does not have, and has not had, any direct or indirect financial interest in the Company or its subsidiaries in any capacity. Representatives of D&T are expected to attend the annual shareholder meeting. They will have an opportunity to make a statement if they desire, and they also will be available to respond to appropriate questions.

By Order of the Board of Directors

/s/ Fredric N. Eshelman
Fredric N. Eshelman
Chief Executive Officer

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

Pharmaceutical Product Development, Inc.

3151 South Seventeenth Street

Wilmington, North Carolina 28412

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

May 18, 2005

The undersigned hereby appoints Fredric N. Eshelman and Fred B. Davenport, Jr., and each of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Pharmaceutical Product Development, Inc., a North Carolina corporation (the “Company”), held of record by the undersigned on March 21, 2005, at the annual meeting of shareholders to be held at the Louise Wells Cameron Art Museum located at 3201 South Seventeenth Street, Wilmington, North Carolina at 10:00 a.m. on May 18, 2005, or at any adjournment(s) thereof. The following matters are more specifically described in the accompanying proxy statement.

(1)	Election of directors:

FOR ALL NOMINEES LISTED BELOW	WITHOUT AUTHORITY TO VOTE FOR ALL
(except as marked to the contrary below)	NOMINEES LISTED BELOW

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below.

Stuart Bondurant, M.D.	Fredric N. Eshelman, Pharm.D.	Marye Anne Fox, Ph.D.
Frederick Frank	General David L. Grange	Catherine M. Klema
Terry Magnuson, Ph.D.	Ernest Mario, Ph.D.	John A. McNeill, Jr.

(2)	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting (please circle one).

GRANT AUTHORITY	WITHHOLD AUTHORITY

(Continued on other side)

(Continued from other side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR MANAGEMENT’S NOMINEES FOR DIRECTOR LISTED ABOVE AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE SHAREHOLDERS AT THE MEETING.

Signature

Signature, if held jointly

Please date and sign exactly as name appears on your stock certificate. Joint owners should each sign personally. Trustees, custodians, executors and others signing in a representative capacity should indicate the capacity in which they sign.

Date: , 2005

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING. IF YOU ATTEND THE MEETING, YOU CAN VOTE EITHER IN PERSON OR BY YOUR PROXY.